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Maxim Series Fund, Inc.
(Name of Registrant As Specified In Its Charter)

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MAXIM SERIES FUND, INC.

Maxim MFS International Value Portfolio

Executive Offices:	8515 East Orchard Road
Greenwood Village, Colorado 80111

Mailing Address:	P.O. Box 1700
Denver, Colorado 80201

INFORMATION STATEMENT

On September 1, 2009, Massachusetts Financial Services Company (“MFS”) replaced AllianceBernstein, L.P. (“Bernstein”) as the Sub-Adviser to the Maxim MFS International Value Portfolio, formerly known as the Maxim Bernstein International Equity Portfolio (the “Portfolio”). At a meeting held on August 11, 2009, the Board of Directors of Maxim Series Fund, Inc. (the “Fund”), including a majority of the independent directors, considered and approved MFS as successor to Bernstein as Sub-Adviser and voted to change the name of the Portfolio to its present name.

MFS is a Delaware corporation and a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). The Sub-Advisory Agreement among MFS, the Fund, and GW Capital Management, LLC, doing business as Maxim Capital Management, LLC (“MCM”), is effective September 1, 2009 (the “New Sub-Advisory Agreement”). The New Sub-Advisory Agreement is the same in all substantive respects to the Sub-Advisory Agreement with Bernstein (the “Previous Sub-Advisory Agreement”), dated July 5, 2005, with the exception of the effective date, termination date, indemnification provisions and sub-advisory fees. For its services provided under the Previous Sub-Advisory Agreement, MCM paid Bernstein a fee computed daily and paid monthly based on the average daily net asset value of the Portfolio as set forth below:

Annual Fee	Assets
0.55%	First $150 million
0.50%	Next $150 million
0.45%	All amounts over $300 million

For its services provided under the New Sub-Advisory Agreement, MCM will pay MFS a fee computed daily and paid monthly based on the average daily net asset value of the Portfolio as set forth below:

Annual Fee	Assets
0.40%	On all assets

MCM, a wholly owned subsidiary of Great-West Life & Annuity Insurance Company (“GWL&A”) and located at 8515 East Orchard Road, Greenwood Village, CO 80111, is the investment adviser to the Fund and Portfolio. MCM provides investment advisory services to the Fund pursuant to an Investment Advisory Agreement (the “MCM Advisory Agreement”) dated December 5, 1997, as amended. The MCM Advisory Agreement provides that, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder, MCM at its expense may select and contract with sub-advisers to manage investments of one or more of the portfolios of the Fund. MCM has selected MFS to manage the investments of the Portfolio and such selection was approved by the Board of Directors of the Fund at the August 11, 2009 meeting.

The Fund operates under a manager-of-managers structure under an order issued by the Securities and Exchange Commission ("SEC"). The current order permits MCM to hire sub-advisers or amend sub-advisory agreements without shareholder approval. The Board of Directors of the Fund must approve such sub-advisory agreements, and the Fund must provide specified information to shareholders within 90 days of the hiring of any new sub-adviser or the retention of a sub-adviser whose ownership has changed significantly. This Information Statement is being provided to shareholders to fulfill such information requirement and is being mailed on or about October 7, 2009.

NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTER DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background. Prior to the appointment of MFS as the Sub-Adviser for the Portfolio, Bernstein served as Sub-Adviser for the Portfolio pursuant to the Previous Sub-Advisory Agreement. The Previous Sub-Advisory Agreement was last renewed by the Board of Directors of the Fund as of May 1, 2009. It was terminated effective August 31, 2009. The Previous Sub-Advisory Agreement provided that Bernstein, as the Sub-Adviser for the Portfolio, in return for its fee, would manage the investment and reinvestment of the Portfolio subject to the control and supervision of the Board of Directors of the Fund and in accordance with the investment objective and policies of the Portfolio set forth in the Fund’s registration statement and any other policies established by the Board of Directors of the Fund or MCM. In this regard, it was the responsibility of Bernstein to make investment decisions and to place purchase and sale orders for investment securities for the Portfolio. The Previous Sub-Advisory Agreement stated that Bernstein would provide at its expense all necessary investment, management and administrative facilities needed to carry out its duties.

The change of Sub-Advisers was due to investment performance of the Portfolio. In making the change, MCM reviewed current performance of the Portfolio and considered various criteria in connection with the change of Sub-Advisers including: (1) the nature, extent and quality of services; (2) investment performance; (3) profitability and other benefits to MFS; (4) economies of scale; (5) management fees and expenses; and (6) other factors such as MFS’s compliance manual, code of ethics, proxy voting policies, Form ADV and the investment team’s biographies. Upon completion of the review process, MCM recommended to the Board of Directors of the Fund approval of MFS as the new Sub-Adviser of the Portfolio.

The Board of Directors of the Fund then undertook to review the recommendation of MCM.

Nature, Extent and Quality of Services. The Board considered and concluded that it was satisfied with the nature, extent, and quality of services provided and to be provided by MFS. In this regard, the Board considered, among other things, MFS's personnel, experience, resources and track record, their ability to provide or obtain such services as may be necessary in managing, acquiring and disposing of investments on behalf of the Portfolio, obligation to consult as appropriate with MCM, and performing research and obtaining and evaluating the economic, statistical and financial data relevant to the investment policies of the Portfolio. The Board also considered MFS’s reputation for management of their specific investment strategies, and MFS's overall financial condition, technical resources, and operational capabilities. The Board also considered MFS's practices regarding the selection and compensation of brokers and dealers that execute portfolio transactions for the Portfolio and procedures MFS uses for obtaining best execution for transactions in the Portfolio.

Investment Performance. The Board reviewed information regarding the investment performance of the Portfolio as managed by Bernstein, as compared against various benchmarks and the performance of similar funds currently managed by MFS as well as similar funds managed by other companies and the peer group for the applicable asset class. The performance information included the annualized returns for the one-, three-, five-, and ten-year periods ended December 31, 2008, to the extent applicable, risk-weighted performance measures, and the Portfolio’s Morningstar category and overall ratings. Based on the information provided, the Board concluded that the Portfolio, as managed by Bernstein, underperformed as compared against various benchmarks, as well as against similar funds currently managed by MFS and other companies, and the peer group for the applicable asset class.

Profitability and Other Benefits to MFS. The Board did not consider profitability information with respect to MFS. MFS’s separate profitability apart from its relationship with the Fund was not a material factor in determining whether to approve the New Sub-Advisory Agreement.

The Board considered potential “fall-out” or ancillary benefits that could be received by MFS as a result of its relationship with the Fund, and noted that such benefits could include, among others, benefits directly attributable to the relationship of MFS with the Fund (such as soft-dollar credits, which are credits obtained with portfolio brokerage commissions that are used to purchase research products and services from brokers) and benefits potentially derived from an increase in MFS’s business as a result of its relationship with the Fund. The Board concluded that other ancillary benefits that MFS and its affiliates could receive were not unreasonable.

Economies of Scale. The Board considered the Portfolio’s overall expense ratio and noted that the overall expenses of the Portfolio would remain the same under the New Sub-Advisory Agreement. The Board did not review specific information regarding anticipated economies of scale with respect to the management of the

Portfolio because it regards that information as less relevant at the sub-adviser level. It reviews information regarding potential economies of scale at its annual meeting when considering the renewal of the MCM Advisory Agreement and sub-advisory agreements.

Management Fees and Expenses. The Board considered and reviewed the current management fees and expenses for the Portfolio, noting that the advisory fees paid to MCM would remain the same as in relation to the Previous Sub-Advisory Agreement. The Board also considered and reviewed the current sub-advisory fees and new sub-advisory fees to be paid in relation to the Portfolio, noting that the new sub-advisory fees would be lower. In evaluating the management and sub-advisory fees, the Board considered the fees payable by and the total expense ratios of similar funds managed by other advisers and similar funds managed by MFS. The Board also considered the Portfolio’s total expense ratio in comparison to the median expense ratio for all funds within the same Morningstar fund category as the Portfolio. Based on the information provided, the Board concluded that the total expenses of the Portfolio (including management fees) were within the range of fees paid by similar funds, and that the Portfolio’s expenses ratio was generally near or below the median expense ratio for the applicable Morningstar fund category. With respect to the sub-advisory fees, it was noted that the rates payable by MCM to MFS were the result of arms-length negotiations since MFS is not an affiliate of MCM.

Other Factors. The Board also considered and reviewed questionnaires completed by MFS, MFS’s compliance manual, code of ethics, proxy voting policies, Form ADV and the investment team’s biographies. The Board also took into account the fact that the Portfolio is used as a funding vehicle under variable life and annuity contracts offered by insurance companies affiliated with MCM and as a funding vehicle under retirement plans for which affiliates of MCM may provide various retirement plan services.

Portfolio Name Change. In connection with Sub-Adviser change, the name of the Portfolio also was changed. The Maxim Bernstein International Equity Portfolio name was changed to the Maxim MFS International Value Portfolio.

INFORMATION ABOUT MFS

MFS, registered as an investment adviser under the Advisers Act, is a Delaware corporation with its principal business address at 500 Boylston Street, Boston, MA 02116. MFS is a subsidiary of Sun Life of Canada (U.S.) Financial Services Holdings, Inc., which in turn is an indirect majority-owned subsidiary of Sun Life Financial Inc., a diversified financial services company.

As a global asset manager, MFS conducts business in over 40 countries around the world servicing both retail and institutional clients.

Except as otherwise specified herein, all information about MFS in this Information Statement has been provided by MFS.

Directors and Principal Executive Officers of MFS

The tables below list the individuals who serve as directors and principal executive officers of MFS and their principal occupations. The address for all MFS personnel is 500 Boylston Street, Boston, MA 02116.

Board of Directors

Robert C. Pozen	Director and Chairman of MFS, and Chairman of the Board of Directors
Robert J. Manning	Director, Chief Executive Officer, Chief Investment Officer and President of MFS
Donald A. Stewart	Director of MFS, Chief Executive Officer of Sun Life Financial, Inc. Also an Officer and/or Director of various subsidiaries and affiliates of Sun Life
Jon A. Boscia	Director of MFS, President of Sun Life Financial Inc.
Kevin P. Dougherty	Director of MFS, President of Sun Life Global Investments, Inc.

Principal Officers

Martin E. Beaulieu	Executive Vice President and Director of Global Distribution
Robin A. Stelmach	Executive Vice President and Chief Operating Officer
Maria F. Dwyer	Executive Vice President, Chief Regulatory Officer and Chief Compliance Officer
Amrit Kanwal	Executive Vice President and Chief Financial Officer
Mark N. Polebaum	Executive Vice President, General Counsel and Secretary
David A. Antonelli	Executive Vice President, Chief Investment Officer of Non-U.S. and Global Equity Investments and Co-Director of Global Research
Michael W. Roberge	Executive Vice President, Chief Investment Officer of U.S. Investments and Co-Director of Global Research

There are no arrangements or understandings made in connection with the New Sub-Advisory Agreement between MCM and MFS with respect to the composition of the Board of Directors of MCM or the Board of Directors of the Fund or with respect to the selection or appointment of any person to any office with any of them.

Other Funds Managed by MFS

MFS serves as investment adviser to other investment company funds similar to the Portfolio. MFS has not waived, reduced or otherwise agreed to reduce its compensation under any applicable contract for these funds, except as otherwise specified below. Information about these funds appears in the following table:

Fund	Net Assets as of 6/30/2009	Annual Advisory Fee Rate (as a % of average daily net assets)
MFS International Value Fund* (a series of MFS Series Trust X)	$1,353,037,571	0.90% on first $1 billion 0.80% on next $1 billion 0.70% in excess of $2 billion
MFS International Value Portfolio (a series of MFS Variable Insurance Trust II)	$231,397,434	0.90% on first $1 billion 0.80% on next $1 billion 0.70% in excess of $2 billion

* MFS has agreed in writing to bear the MFS International Value Fund’s expenses such that “Total Annual Fund Operating Expenses,” do not exceed 1.80% annually for each of Class A and Class R3 shares, 2.55% annually for each of Class B, Class C, and Class R1 shares, 1.55% annually for each of Class I and Class R4 shares, 1.65% annually for Class W shares, and 2.05% annually for Class R2 shares. This written agreement excludes interest, taxes, extraordinary expenses, brokerage and transaction costs and investment-related expenses, and will continue until modified by the Fund's Board of Trustees, but such agreement will continue until at least September 30, 2010.

For its services provided under the Previous Sub-Advisory Agreement, MCM paid Bernstein a fee computed daily and paid monthly as a percentage of the average daily net asset value of the Portfolio as set forth below:

Annual Fee	Assets
0.55%	First $150 million
0.50%	Next $150 million
0.45%	All amounts over $300 million

For its services provided under the New Sub-Advisory Agreement, MCM will pay MFS a fee computed daily and paid monthly as a percentage of the average daily net asset value of the Portfolio as set forth below:

Annual Fee	Assets
0.40%	On all assets

During the fiscal year ended December 31, 2008, MCM paid Bernstein $1,445,792 for its sub-advisory services for the Portfolio pursuant to the Previous Sub-Advisory Agreement. The compensation would have been lower had the New Sub-Advisory Agreement been in effect.

MFS also acts as Sub-Adviser to the Maxim MFS International Growth Portfolio, another series of the Fund. During the fiscal year ended December 31, 2008, MCM paid MFS $636,093 for its sub-advisory services for the Maxim MFS International Growth Portfolio.

DESCRIPTION OF THE NEW SUB-ADVISORY AGREEMENT

The New Sub-Advisory Agreement provides that MFS, as the Sub-Adviser for the Portfolio, in return for its fee, will manage the investment and reinvestment of the Portfolio subject to the control and supervision of the Board of Directors of the Fund and in accordance with the investment objectives and policies of the Portfolio set forth in the Fund’s current registration statement and any other policies established by the Board of Directors of the Fund or MCM. In this regard, it is the responsibility of MFS to make investment decisions and to place purchase and sale orders for investment securities for the Portfolio. The New Sub-Advisory Agreement states that MFS will provide, at its expense, all necessary investment, management and administrative facilities needed to carry out its duties under the New Sub-Advisory Agreement. MCM pays MFS a fee computed daily and paid monthly as a percentage of average daily net asset value of the Portfolio, as described above.

The New Sub-Advisory Agreement will remain in full force and effect through August 31, 2011 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved annually by the Board of Directors of the Fund, or by vote of a majority of the outstanding voting securities of the Portfolio, and by a majority of directors who are not “interested persons” of the Fund, MCM, the Sub-Adviser or any other sub-adviser to the Fund. The New Sub-Advisory Agreement may be terminated at any time, without payment of any penalty, by MCM, subject to the approval of the Board of Directors of the Fund, by vote of the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Portfolio, or by MFS, in each case on 60 days’ written notice. As required by the 1940 Act, the New Sub-Advisory Agreement will automatically terminate, without payment of penalty, in the event of its assignment, as defined in the 1940 Act. It also will terminate in the event that the MCM Advisory Agreement shall have terminated for any reason.

The New Sub-Advisory Agreement provides that MFS will hold harmless, indemnify and protect the Fund and MCM and their directors, officers, employees, agents, subsidiaries and affiliates from and against any and all damage, loss, liability and expense (including without limitation reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) incurred or suffered by the Fund or MCM as a result of (1) any breach of any representation or warranty, covenant or agreement made by MFS, or (2) the activities (or omissions by MFS to carry out its obligations) of MFS, including the activities (or such omissions) of MFS’s directors, officers, employees, agents, subsidiaries, affiliates or any person or entity retained by MFS to perform or assist in the performance of its obligations.

A copy of the New Sub-Advisory Agreement will be furnished, without charge, upon request to (866) 831-7129, or upon written request to: Secretary, Maxim Series Fund, Inc., 8525 East Orchard Road, 2T3, Greenwood Village, Colorado 80111.

OTHER INFORMATION

The Fund sells Portfolio shares to insurance company separate accounts for certain variable annuity contracts and variable life insurance policies, to qualified retirement plans, and to asset allocation portfolios that are a series of the Fund. The Fund may also sell Portfolio shares to college savings programs.

The separate accounts of GWL&A and First Great-West Life & Annuity Insurance Company (“FGWL&A”) are referred to as the “Series Accounts.” Shares of the Portfolio may be sold to various Series Accounts of GWL&A, which are registered with the SEC as a unit investment trust under the 1940 Act. In addition, shares of the Portfolio may be sold to the FutureFunds II Series Account of GWL&A, FutureFunds II Series Account of FGWL&A, and to the TNE Series (k) Account of New England Life Insurance Company to fund certain variable annuity contracts, and to the COLI VUL-7 and COLI VUL-10 Series Accounts of GWL&A to fund certain variable life insurance policies. FutureFunds II Series Account of GWL&A, FutureFunds II Series Account of FGWL&A, TNE Series (k) Account, COLI VUL-7 Series Account, and COLI VUL-10 Series Account are not registered with the SEC. On December 31, 2008, the directors and officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.

Investment Adviser

MCM is a Colorado limited liability company, located at 8515 East Orchard Road, Greenwood Village, Colorado 80111, and serves as investment adviser to the Fund pursuant to the MCM Advisory Agreement. MCM is a wholly-owned subsidiary of GWL&A, which is a wholly owned subsidiary of GWL&A Financial, Inc., a Delaware holding company. GWL&A Financial, Inc. is an indirectly owned subsidiary of Great-West Lifeco Inc., a Canadian holding company. Great-West Lifeco Inc. is a subsidiary of Power Financial Corporation, a Canadian holding company with substantial interests in the financial services industry. Power Financial Corporation is a subsidiary of Power Corporation of Canada, a Canadian holding and management company. Mr. Paul Desmarais, through a group of private holding companies that he controls, has voting control of Power Corporation of Canada.

MCM Advisory Agreement

Under the terms of the MCM Advisory Agreement, MCM acts as investment adviser and, subject to the supervision of the Board of Directors of the Fund, directs the investments of each Portfolio of the Fund in accordance with its investment objectives, policies and limitations. MCM also provides the Fund with all necessary office facilities and personnel for servicing the Portfolios’ investments.

In addition, MCM, subject to the supervision of the Board of Directors of the Fund, provides the management and administrative services necessary for the operation of the Fund. These services include providing facilities for maintaining the Fund's organization; supervising relations with custodians, transfer and pricing agents, accountants, underwriters and other persons dealing with the Fund; preparing all general shareholder communications and conducting shareholder relations; maintaining the Fund's records and the registration of Fund shares under federal securities laws and making necessary filings under state securities laws; developing management and shareholder services for the Fund; and furnishing reports, evaluations and analyses on a variety of subjects to the directors.

The MCM Advisory Agreement will remain in effect until May 1, 2010, and will continue in effect from year to year if approved annually by the Board of Directors of the Fund including the vote of a majority of the directors who are not parties to the MCM Advisory Agreement or interested persons of any such party, or by vote of a majority of the outstanding shares of the Portfolio.

MCM also provides investment advisory services to various unregistered separate accounts of GWL&A. The principal occupation of the directors of MCM is as follows:

Name	Principal Occupation
S.M. Corbett	Executive Vice President and Chief Investment Officer, GWL&A
C.P. Nelson	Executive Vice President, Retirement Services, GWL&A
J.L. McCallen	Senior Vice President, Chief Financial Officer & Actuary, GWL&A
G.R. McDonald	Senior Vice President, Corporate Administration, GWL&A
C.S. Tocher	Senior Vice President, Investments, GWL&A

Shareholders with an ownership interest of 5% or greater in the Portfolio as of December 31, 2008 were:

Record Owner	Percentage
FutureFunds II Series Account	28.84%
Maxim Aggressive Profile II Portfolio	16.82%
FutureFunds Series Account	10.98%
Maxim Moderate Profile II Portfolio	21.16%
Maxim Moderate Profile I Portfolio	6.42%
Maxim Moderately Aggressive Profile I	6.49%

Broker Commissions

During the fiscal year ended December 31, 2008, no commissions were paid to brokers affiliated with MFS.

Principal Underwriter, Administrator, Custodian

GWFS Equities, Inc. (“GWFS”), a wholly owned subsidiary of GWL&A, is the principal underwriter for the Fund. MCM has contracted with GWL&A to provide recordkeeping and administrative services for the Fund. GWFS and GWL&A are located at 8515 E. Orchard Road, Greenwood Village, Colorado 80111. The Bank of New York Mellon serves as the Portfolio’s custodian.

Annual Report

The Fund will furnish, without charge, a copy of the most recent Annual Report and the most recent Semi-Annual Report to the shareholders of the Portfolio. Requests should be directed to: Secretary, 8525 East Orchard Road, 2T3, Greenwood Village, Colorado 80111. The Annual and Semi-Annual Reports of the Portfolio may also be requested by calling (866) 831-7129 and may be found on the Fund’s web site at www.maximfunds.com.

October 7, 2009